STATE of DELAWARE
CERTIFICATE of INCORPORATION
A STOCK CORPORATION

The undersigned Incorporator, desiring to form a corporation under pursuant to the General Corporation Law of the State of Delaware, hereby certifies as follows:

First: The name of this Corporation is Saxon Capital Group, Inc.

Second: Its registered office in the State of Delaware is to be located at 1201 Orange St., Suite 600, One Commerce Center in the City of Wilmington, County of New Castle, Zip Code 19801. The name of the registered agent at such address upon whom process against this corporation may be served is Agents and Corporations, Inc., in County of New Castle.

Third: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

Fourth: The total number of shares of stock which the Corporation shall have authority to issue is Fifteen Billion Twenty-Five Million (15,025,000,000) $0.00001 par value per share of which Twenty Five Million (25,000,000) $0.00001par value are Preferred shares for which the Board may hereafter determine the rights and privileges in their discretion by Board Resolution, and Fifteen Billion (15,000,000,000) are common shares $0.00001 par value.

Fifth: The name and mailing address of the incorporator are as follows:

Name: Redgie Green

Mailing Address PO Box 147165

Lakewood, CO Zip Code 80214

BY: ______________________
Incorporator

NAME: Redgie Green

State of Delaware
Secretary of State
Division of Corporations
Delivered 02:37 PM 07/12/2022
FILED 02:37 PM 07/12/2022
SR 20222967190 - File Number 6911660